                                                                   Exhibit 10.9



                      [DATAWARE TECHNOLOGIES LETTERHEAD]


                                                         November 15, 1999

Robert J. Farrell
123 Edgewood Avenue
Smithtown, NY  11787

Dear Bob:

I am very pleased to confirm our offer to you to join Dataware Technologies, Inc. as Executive Vice President of Worldwide Field Operations, Chief Operating Officer reporting to Dave Mahoney, the President and Chief Executive Officer.

The terms of our offer of employment are summarized in the attached Proposed Employment Terms.

In order to accept this position, please sign a copy of this letter and return it to me. Retain a copy for your records.

We are looking forward to working with you at Dataware.

Best Regards,

DATAWARE TECHNOLOGIES, INC.

 /s/ Ann Smith

Ann Smith
Vice President Corporate Resources



Offer Accepted:


By    /s/ Robert J. Farrell          Date  11/19/99
      ---------------------                --------

Enclosure

AS:jag

                                Robert Farrell
                               Employment Terms

Position:     Executive Vice President of Field Operations, Chief Operating
--------      Officer reporting to the Chief Executive Officer.

Term:         Your employment will commence on a date to be determined following
----          your acceptance of the offer (the "Start Date"). Employment with
              Dataware can be terminated at any time at the option of either you or the Company.

Base Salary:  $250,000 per year, payable semi-monthly.
------------

Bonus:        $100,000 annual bonus opportunity (beginning with FY 2000) based
-----         on the achievement of Company revenue and earning performance targets. Fifty percent (50%) of the annual bonus opportunity, $50,000, is guaranteed subject to continued employment for the first 6 months of 2000. This bonus will be paid quarterly at the rate of at $12,500 per quarter for 4 quarters. Any remaining portion of the annual bonus opportunity will be earned based on the Company achieving its earnings and revenue targets and will be payable following the end of the year.

Benefits:     You will be entitled to medical, dental, disability, and life
--------      insurance, 15 days paid vacation, 5 paid personal days and 5 paid sick days (accruing in proportion to the time worked during a calendar year) and 10 paid holidays per calendar year and other benefits provided to our executive employees.

              In addition, you will be eligible for $750,000 of company paid term life insurance.

Relocation:   You will be reimbursed for reasonable expenses of relocating your
----------    family and household to the Boston area. The company would prefer that your relocation be completed within 12 months of your date of employment. If your relocation is completed within your first 12 months of employment, you will be granted an additional 15,000 shares of ISO options. These options will be priced according to the provisions outlined in the equity section below. These options will vest immediately upon the completion of your relocation provided it occurs no later than 12 months from your date of employment.

              The Company will provide temporary living accommodations for you at no expense to you for a period not to exceed 12 months.

Expenses:     The Company will reimburse you for reasonable business related
--------      expenses, including travel in accordance with the Company travel policy. Since your permanent office will be at the Cambridge headquarters, weekly travel between your home and your office will be considered business travel and will be reimbursed. Mileage reimbursements for business-related travel by private car will be at the latest IRS approved rate.

Equity:       The Company will grant you a qualified (ISO) stock option for
------        150,000 shares, subject to approval by the Dataware Board of
              Directors. The exercise price will
              be the fair market value on the grant date, defined as the closing price on the day before the grant is issued.

              As part of this offer, options on the first 37,500 shares will vest on December 31, 1999. If you exercise these vested options, the Company will hold the certificate for the shares until you relocate your family and household to the Boston area. In the event that your employment is terminated within the first 12 months and you have not relocated to the Boston area by then, the shares will be forfeited to the Company in exchange for repayment of the exercise price.

              The remaining options will vest at the rate of 37,500 per year annually on December 31. Vesting will be accelerated upon a "Change in Control" of the Company, as defined in the Company's Equity Incentive Plan. .

              Should there be a "Change in Control" of the Company, as defined in the Company's Equity Incentive Plan, and you are not offered an equivalent position at or above your then current compensation, vesting will be accelerated.


Severance:    Should the Company terminate you without "Cause" or should there
---------     be a Change in Control of the Company and, as a result, your employment with the Company is terminated, the Company will continue your base salary plus earned pro-rata bonus for a period of six (6) months, plus one additional month for each full year of service with the Company. Total severance will be limited to twelve (12) months-base salary plus earned pro-rata bonus.
              Severance payments will be reduced by any amounts you receive from subsequent employment during the severance period.

              For this purpose, "Cause" means (i) your commission of a felony;
              (ii) your continued failure (other than any such failure resulting from your incapacity due to physical or mental illness) to perform your duties with the Company after the Company has delivered written notice of such failure; (iii) your falsification of any records, documents or systems of the Company or any other conduct that is materially harmful to the Company or any of its customers or suppliers; or (iv) your violation of any material provision of any confidentiality, assignment of invention, noncompetition or similar agreement with the Company.

Other:        You will need to sign non-disclosure and non-competition
-----         agreements satisfactory to the Company prior to your start date.
              You will also need to certify that you have no outstanding non-disclosure, non-compete or employment obligations that would interfere with your full-time employment by Dataware.



Offer Accepted:


By   /s/ Robert  J. Farrell             Date  11/19/99
     ---------------------------              -----------------


Start Date:   TBD
            --------